COLE CREDIT PROPERTY TRUST III, INC.

SUPPLEMENT NO. 3 DATED DECEMBER 12, 2008

TO THE PROSPECTUS DATED OCTOBER 15, 2008

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust III, Inc. dated October 15, 2008, Supplement No. 1, dated October 31, 2008 and Supplement No. 2 dated November 19, 2008. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares in Cole Credit Property Trust III, Inc.;

(2)	change to the compensation of our directors;

(3)	clarification of our investment limitations;

(4)	revisions to the subscription process disclosure;

(5)	a modified form of Subscription Agreement and Additional Investment Subscription Agreement.

Status of Our Public Offering

We commenced our initial public offering of 250,000,000 shares of common stock on October 1, 2008. Of these shares, we are offering 230,000,000 shares in a primary offering and 20,000,000 shares pursuant to our distribution reinvestment plan. As of December 12, 2008, we had not accepted any investors’ subscriptions and had not issued any shares of our common stock in the offering. Until subscriptions aggregating at least $2,500,000 are received and accepted by us, all subscription proceeds will be placed in escrow pursuant to the terms of an escrow agreement with UMB Bank, N.A.

We will offer shares of our common stock pursuant to the offering until October 1, 2010, unless all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering have not been sold by October 1, 2010, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Director Compensation

The following information supersedes and replaces in its entirety the risk factor under the caption “Your interest in us will be diluted if we issue additional shares” beginning on page 29 of the prospectus under “Risk Factors” and similar disclosures elsewhere in the prospectus:

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Our charter currently has authorized 500,000,000 shares of stock, of which 490,000,000 shares are designated as common stock and 10,000,000 are designated as preferred stock. Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or classify or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of our board of directors, except that the issuance of preferred stock must also be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel. Investors purchasing shares in this offering likely will suffer dilution of their equity investment in us, in the event that we (1) sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan, (2) sell securities that are convertible into shares of our common stock, (3) issue shares of our common stock in private offering of securities to institutional investors, (4) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement or (5) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of CCPT III OP. In addition, the partnership agreement for CCPT III OP contains provisions that would allow, under certain circumstances, other entities, including other Cole sponsored programs, to merge into or cause the exchange or conversion of their interest for interests of CCPT III OP. Because the limited partnership interests of CCPT III OP may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between CCPT III OP and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

The following information supersedes and replaces in its entirety the section of our prospectus captioned “Compensation of Directors” beginning on page 56 of the prospectus:

We will pay to each of our independent directors a retainer of $50,000 per year, plus an additional retainer of $7,500 to the chairman of the audit committee. We also will pay $2,000 for each board or board committee meeting the director attends in person ($2,500 for the attendance in person by the chairperson of the audit committee at each meeting of the audit committee) and $250 for each meeting the director attends by telephone. In the event there is a meeting of the board and one or more committees in a single day, the fees paid to each director will be limited to $2,500 per day ($3,000 per day for the chairperson of the audit committee if there is a meeting of such committee). All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of our board of directors. If a director is also an employee of our company or CR III Advisors or their affiliates, we do not pay compensation for services rendered as a director. We do not compensate Mr. Cole for his service to us on the board of directors.

On December 4, 2008, our board of directors terminated the 2008 Stock Option Plan for Independent Directors. Accordingly, the section of our prospectus captioned “2008 Stock Option Plan for Independent Directors” and “Provisions Applicable to Our Stock Option Plan” beginning on page 57 and 58, respectively and similar disclosures elsewhere in the prospectus are deleted in their entirety.

Investment Limitations

The following information supersedes and replaces in its entirety the section of our prospectus captioned “Investment Objectives and Policies – Investment Limitations” beginning on page 96 of the prospectus:

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. Until we list our shares on a national securities exchange, we will not:

•

borrow in excess of 75% if the greater of the aggregate cost (or 300% of net assets) (before deducting depreciation or other non-cash reserves) or fair market value of all assets owned by us, unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report along with the justification for such excess borrowing (although our board of directors has adopted a policy to reduce this limit from 75% to 60%);

•	make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of our total assets;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•

make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	invest in indebtedness secured by a mortgage on real property that is subordinate to the lien or other indebtedness of our advisor, any director, our sponsor or any of our affiliates;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•

invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;

•

issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our operating partnership to issue redeemable partnership interests;

•

issue options or warrants to our advisor, our directors, our sponsor or any of their respective affiliates except on the same terms as such options or warrants are sold to the general public and provided that such options or warrants do not exceed ten percent of our outstanding shares on the date of grant; or

•

make any investment that we believe will be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests.

In addition, our charter includes many other investment limitations in connection with transactions with affiliated entities or persons, which limitations are described above under the “Conflicts of Interest” section of this prospectus. Our charter also includes restrictions on roll-up transactions, which are described under the “Description of Shares” section of this prospectus.

How to Subscribe

The following information supersedes and replaces in its entirety the section of our prospectus captioned “How to Subscribe” beginning on page 151 of the prospectus:

Investors who meet the applicable suitability standards and minimum purchase requirements described in the “Suitability Standards” section of this prospectus may purchase shares of common stock. After you have read the entire prospectus and the current supplement(s), if any, accompanying this prospectus, if you want to purchase shares, you must proceed as follows:

(1) Complete the execution copy of the applicable subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it for new investors, is included in this prospectus as Appendix B. A specimen copy of the subscription agreement for current stockholders is included in this prospectus as Appendix C.

(2) Prior to the time we reach our minimum offering, deliver a check to Cole Capital Corporation, or its designated agent, for the full purchase price of the shares being subscribed for, payable to “UMB Bank, N.A., Agent for Cole Credit Property Trust III, Inc” or a recognizable contraction or abbreviation thereof, including but not limited to “UMB Bank, N.A., f/b/o CCPT III.” along with the completed subscription agreement. After we reach our minimum offering, you should pay for your shares by delivering a check for the full purchase price of the shares payable to “Cole Credit Property Trust III, Inc.” or alternatively “CCPT III” or “Cole”, provided such funds are accompanied by a subscription agreement similar to the one contained in this prospectus as Appendix B. Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable to us for the purchase price of your subscription. The name of the dealer appears on the subscription agreement.

(3) By executing the subscription agreement and paying the full purchase price for the shares subscribed for, you will attest that you meet the minimum net worth and/or income standards as provided in the “Suitability Standards” section of this prospectus and as stated in the subscription agreement.

An approved trustee must process through us and forward us subscriptions made through IRAs, 401(k) plans and other tax-deferred plans.

APPENDIX B

COLE CREDIT PROPERTY TRUST III, INC.	For Prospectus dated October 15, 2008
Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust III, Inc. Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing.

A – INVESTMENT (a completed Subscription Agreement is required for each initial and additional investment)
1.	This subscription is in the amount of	$	and is an		☐	Initial Subscription	or	☐	Additional Subscription
		☐	Check if amount is estimated			(minimum $2,500)			(Minimum $1,000)
2.	Payment will be made with	☐	Enclosed check	☐	Funds Wired	☐	Funds to Follow
	☐					EMPLOYEE OR AFFILIATE
	☐					REGISTERED REPRESENTATIVE NAV PURCHASE (net of selling commission) Representative will not receive selling commission.
☐

RIA (check only if subscription is made through an RIA administered account that has a “wrap” fee or some other fixed billing arrangement. The RIA must be affiliated with a FINRA licensed broker-dealer and the IAR must be properly listed as an agent of the RIA. RIAs not affiliated with a FINRA licensed broker-dealer are not allowed to participate in this offering. The IAR must confirm with the broker-dealer that these are acceptable assets to be held in an RIA program. )

B – TYPE OF OWNERSHIP			☐	Corporate Ownership (authorized signature and corporate resolution required)
			☐	Partnership Ownership (authorized signature and partnership paperwork required)
1a.	NON-QUALIFIED OWNERSHIP		☐	LLC Ownership (authorized signature and LLC paperwork required)
(make check payable to: CCPT III)			☐	Pension or Profit Sharing Plan (authorized signature and paperwork required)
				☐	Taxable	☐	Exempt under §501A
☐	Individual Ownership (one signature required)		☐	Trust (trustee or grantor signatures and trust documents required)
☐	Joint Tenants with Right of Survivorship (all parties must sign)			Type: (Specify, i.e., Family, Living Revocable, etc.)
☐	Community Property (all parties must sign)			☐	Taxable	☐	Grantor A or B
☐	Tenants-in-Common (all parties must sign)
☐	Transfer on Death (Fill out TOD Form to effect designation)		1b. Name of Ownership: (only applies for Trust, Corporation, LLC, Partnership or Pension)
☐	Uniform Gifts to Minors Act or Uniform Transfers to Minors Act (UGMA/UTMA custodian signature required)
	State of	A Custodian for	Name of Trust/Other Administrator
☐	Other (specify)
			Tax ID# (if applicable)				Date Established

2. QUALIFIED OWNERSHIP (make check payable to the custodian and send ALL paperwork directly to the custodian.)
☐	Traditional IRA (custodian signature required)	CUSTODIAN INFORMATION
☐	Roth IRA (custodian signature required)	Name
☐	Simplified Employee Pension/Trust (S.E.P.) (custodian signature required)	Mailing Address
☐	Pension or Profit Sharing Plan (custodian signature required)	City	State	Zip
☐	Taxable	☐	Exempt under §501A	Account #
☐	Non-Qualified Custodian (custodian signature required)	Tax ID # (provided by custodian)
☐	Other (specify)

☐	This is a National Financial Service (NFS) Non-Qualified Custodial Account

C – INVESTOR INFORMATION (or Trustees if applicable)
1.	Investor Name			Co-Investor Name (if applicable)	☐ Mr.	☐ Mrs.	☐ Ms.

	Mailing Address			Mailing Address
	City	State	Zip	City	State		Zip
	Phone	Business Phone		Phone	Business Phone
	Email Address			Email Address
	Social Security or Taxpayer ID			Social Security or Taxpayer ID #
	Date of Birth			Date of Birth
Street Address (if different from mailing address or mailing address is a PO Box)

	City	State	Zip

© 2008 Cole Capital Advisors, Inc. All rights reserved.

Mail To:

Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312

Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

D – DISTRIBUTION OPTIONS (will default to address of record or IRA if nothing is marked)
1. NON-QUALIFIED OWNERSHIP ACCOUNTS
☐	Mail to address of Record
☐	Distribution Reinvestment Program: Investor elects to participate in the Reinvestment Program described in the Prospectus.
☐	Distributions directed to:	☐ Via Mail (complete information below)	☐ Via Electronic Deposit (ACH – complete information below)

Name of Bank or Individual			☐ Checking (Include voided check)	☐ Savings	☐ Brokerage
Mailing Address			Bank ABA# (for ACH only)
City	State	Zip	Account # (must be filled in)

2. QUALIFIED OWNERSHIP ACCOUNTS
☐	Mail to Custodial Account
☐	Distribution Reinvestment Program: Investor elects to participate in the Reinvestment Program described in the Prospectus.

I (we) hereby authorize Cole Credit Property Trust III, Inc. (“Company”) to deposit distributions from my (our) interest in stock of the Company into the account at the financial institution as indicated in this Section D. I further authorize the company to debit this account in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions that I am entitled to receive until the erroneously deposited amounts are recovered by the Company. This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.

Investor’s Signature			Co-Investor’s Signature

E – INVESTOR(S) SIGNATURES: (Investor(s) must initial sections 1-4.)
I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:
	1.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.

2.

I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles of at least $250,000, or that I (we) meet the specific requirements of my (our) state of residence as set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the specific requirements must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for purchase of the shares.

3.

I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust of other entity of which I am (we are) trustee(s) or authorized agent(s).

	4.	I acknowledge that the shares are not liquid.

	5.	For residents of Alabama only: My (our) liquid net worth is at least 10 times my (our) investment in this or similar programs.

6.

For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishing and automobiles) of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth.

7.

For residents of Kansas only: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

	8.	For residents of Kentucky, Michigan, Oregon, Pennsylvania and Tennessee only: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Company.

	9.	For residents of Ohio only: My (our) investment in the Company and all affiliates of the Company does not exceed 10% of my (our) liquid net worth.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.
A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE FINAL PROSPECTUS.
I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

Date		Investor’s Signature

Co-Investor’s Signature		Custodian Signature

© 2008 Cole Capital Advisors, Inc. All rights reserved.

Mail To:

Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312

Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

F – BROKER/DEALER & REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)
1. Name of Registered Representative			2. Name of Broker/Dealer
Mailing Address			Broker/Dealer ID #
City	State	Zip	Rep ID#
Phone			Broker/Dealer Address
Email Address			City	State	Zip
			Have You Changed Broker/Dealers (since last purchase)?		☐ Yes	☐ No

Signature			Signature
(if applicable)

ELECTRONIC DELIVERY (OPTIONAL)

Instead of receiving paper copies of this Prospectus, our Prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Cole Credit Property Trust II, Inc. If you would like to consent to electronic deliver, including pursuant to CD-ROM or electronic mail please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify Cole that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that Cole send a paper copy of a particular stockholder communications to me. Cole has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time on-line and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.

Signature	Date	Email

© 2008 Cole Capital Advisors, Inc. All rights reserved.

Mail To:

Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312

Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

APPENDIX C

COLE CREDIT PROPERTY TRUST III, INC.

Additional Investment Subscription Agreement

This form may be used by any current Investor (the “Investor”) in Cole Credit Property Trust III, Inc. (the “Company”), who desires to purchase additional shares of the Company’s common stock pursuant to the Additional Subscription Agreement and who purchased their shares directly from the Company. Investors who acquired shares other than through use of a Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Credit Property Trust III, Inc. Subscription Agreement.

A – INVESTMENT (a completed Subscription Agreement is required for each initial and additional investment)
1.	This subscription is in the amount of	$		(Minimum $1,000)

2.	Payment will be made with	☐	Enclosed check	☐	Funds Wired	☐	Funds to Follow
	☐	REGISTERED REPRESENTATIVE NAV PURCHASE (net of selling commission) Representative will not receive selling commission.
☐

RIA (check only if subscription is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is an FINRA licensed Registered Representative affiliated with a broker/dealer, the transaction should be conducted through that broker/dealer, not through the RIA)

B – INVESTOR INFORMATION (or Trustees if applicable)
CUSTODIAL OWNERSHIP (make check payable to custodian listed and send ALL paperwork directly to the custodian)
NON-CUSTODIAL OWNERSHIP (make check payable to: UMB, N.A. f/b/o CCPT III)
1.	Investor Name	☐ Mr.	☐ Mrs.	☐ Ms.		Social Security or Taxpayer ID#
Date of Birth
	Mailing Address					Existing CCPT III Account #
	City		State		Zip	Street Address (if different from mailing address or mailing address is a PO Box)
	Phone		Business Phone
	Email Address					City	State	Zip

C – INVESTOR(S) SIGNATURES:
I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:
	1.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.

2.

I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles of at least $250,000, or that I (we) meet the specific requirements of my (our) state of residence as set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the specific requirements must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for purchase of the shares.

3.

I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust of other entity of which I am (we are) trustee(s) or authorized agent(s).

	4.	I acknowledge that the shares are not liquid.

	5.	For residents of Alabama only: My (our) liquid net worth is at least 10 times my (our) investment in this or similar programs.

6.

For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishing and automobiles) of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth.

7.

For residents of Kansas only: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

	8.	For residents of Kentucky, Michigan, Oregon, Pennsylvania and Tennessee only: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Company.

	9.	For residents of Ohio only: My (our) investment in the Company and all affiliates of the Company does not exceed 10% of my (our) liquid net worth.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.
A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE FINAL PROSPECTUS.
I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

Date		Investor’s Signature

Co-Investor’s Signature			Custodian Signature
Have you Changed Broker/Dealer (since last purchase)?		☐ Yes	☐ No
Registered Representative			Signature	Date
(Printed Name)

© 2008 Cole Capital Advisors, Inc. All rights reserved.

Mail To:

Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312

Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

C-1